UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

WEX INC.
(Name of Registrant as Specified In Its Charter)

IMPACTIVE CAPITAL MASTER FUND LP

IMPACTIVE CAPITAL LP

IMPACTIVE CAPITAL LLC

IMPACTIVE ZEPHYR FUND LP

IMPACTIVE SIERRA FUND LP

LAUREN TAYLOR WOLFE

CHRISTIAN ASMAR

KURT P. ADAMS

ELLEN R. ALEMANY

ALEMANY OCTOBER 2025 GRAT NO. 1

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Impactive Capital Master Fund LP (“Impactive Capital Master Fund”), together with the other participants named herein (collectively, “Impactive”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2026 annual meeting of stockholders (the “Annual Meeting”) of WEX Inc., a Delaware corporation (the “Company”).

Item 1: On April 27, 2026, Impactive issued the following press release:

ISS Joins Glass Lewis and Egan-Jones by Supporting Impactive’s Case for Change at WEX

All Three Proxy Advisory Firms Have Now Recommended For Impactive Nominees and Highlighted the Need for Greater Independent Oversight in the WEX Boardroom

ISS Recommends Shareholders Vote FOR Impactive Nominees Kurt Adams and Lauren Taylor Wolfe and WITHHOLD Support on WEX Directors Nancy Altobello and Stephen Smith

Highlights the “Disconnect” Between Board’s Portrayal of Performance and Company Track Record That Raises “Credible Questions” About Its Willingness to Hold Management Accountable

Concludes WEX Board Would Benefit From the Addition of a Significant Shareholder Representative, Greater Independence and Enhanced Industry Experience

Impactive Urges Shareholders to Vote on the WHITE Proxy Card to Elect All Three of Its Highly Qualified Nominees

NEW YORK – April 27, 2026 – Impactive Capital, LP (“Impactive” or “we”), together with its affiliates, is one of the largest shareholders of WEX Inc. (NYSE: WEX) (the “Company” or “WEX”) with an ownership interest of approximately 4.9%. Impactive announced today that leading proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) has recommended that shareholders vote on the WHITE proxy card FOR the election of Impactive director nominees Kurt Adams and Lauren Taylor Wolfe to the Company’s Board of Directors (the “Board”) and WITHHOLD on director Nancy Altobello and Compensation Committee Chair Stephen Smith.

ISS's recommendation follows reports published by Glass, Lewis & Co., LLC ("Glass Lewis") and Egan-Jones Ratings Company ("Egan-Jones"), both of which also endorsed Impactive’s case for change at WEX.

Impactive stated:

“ISS’s recommendation reinforces that meaningful boardroom change at WEX is the only way to reverse the ongoing pattern of missed opportunities, failed governance and lost shareholder value that has defined the Company for far too long. All three independent and objective proxy advisory firms have rejected WEX’s personal attacks and validated the substantive case for change. ISS, Glass Lewis and Egan-Jones emphasize the importance of having a direct shareholder representative on the Board, along with the need for stronger independence, governance and oversight of management. Electing all three of Impactive’s nominees – Kurt Adams, Ellen Alemany and Lauren Taylor Wolfe – is the surest path to ensuring that the necessary skills, objectivity and accountability will be present in the boardroom to unlock the Company’s full value for all shareholders.”

ISS highlighted WEX’s financial underperformance and capital allocation issues, with a particular focus on the disconnect between how the Board has portrayed performance versus the reality for shareholders, stating:1

•	“The ongoing concerns with board composition and leadership are only amplified by the struggle to generate value for shareholders…there continues to be a sharp disconnect between the significant capital allocated in furtherance of the company's strategy and the comparatively minimal corresponding benefit accrued to shareholders (even as the company has deployed capital in share buybacks). Indeed, despite the board's messaging, TSR has failed to meet the expectations of shareholders over key measurement periods, including over the majority of the CEO's tenure.”

•	“WEX has underperformed its self-selected peers for the majority of the CEO’s tenure which spans more than a dozen years…It is difficult to reconcile its track record with the board’s positioning of results. Ultimately, the CEO has led the implementation of a strategy that has failed to resonate with the market for over a decade, and it is difficult for shareholders to conclude that the board is now configured to effectively oversee management as it continues down this path. In light of these considerations, [Impactive] has presented a compelling case for change.”

•	“Despite the significant capital deployed over Smith's tenure, M&A and share repurchases have generated only limited shareholder value. For example, market cap has expanded from $3.8 billion to $5.4 billion over the period…meaning that every dollar spent on a deal corresponds to less than 35 cents in market cap expansion.”

ISS commented on WEX’s governance practices, including concerns around lack of independence in the boardroom and communication with shareholders, stating:

•	“…the board’s portrayal of performance is difficult to reconcile with the company's track record. WEX has underperformed peers dramatically, and it has repeatedly failed to meet board-approved forecasts. In response, the board has demonstrated a recurring pattern of reframing or recalibrating setbacks and results in an apparent effort to position them as a series of individual incidents, each of which could be defensible when viewed in isolation. Yet, the collection of individual accounts does not coalesce into a coherent or believable narrative for shareholders. This is not only clear in public disclosure, but it was clear during engagement with ISS. For example, on several occasions, conversations about margins and performance were distracted by optimism over the impending benefits of AI and product innovation This disconnect raises credible questions about the board’s willingness to hold management accountable.”

•	“…the line between management and the board remains blurred. For example, in her capacity as board chair, the CEO played an important role in selecting the newest director, who is now serving as the LID. If nothing else, this is concerning from an optical standpoint, as a role of the LID is to serve as a counterweight to the combined chair/CEO.”

1 Permission to quote ISS was neither sought nor received. Emphasis added.

ISS also highlighted the merits of all three of Impactive’s nominees and the baselessness of the Company’s personal attacks, stating:

•	“The board has leveled various criticisms against Wolfe. Ultimately, these are unsubstantiated by the public record, and the evidence instead suggests that she would join the board as an informed participant by virtue of her longstanding, active investment in WEX.”

•	“The ability of Adams and Alemany to add value as directors was validated by the board when they were offered seats in settlement negotiations. Moreover, both could impart further independence, which is critical.”

In its recent report supporting Impactive’s case for change, Glass Lewis noted the following:2

•	“[Impactive] has articulated a credible case for enhanced oversight, and the performance record, while not uniformly negative, reflects a sustained period of relative underperformance against the most relevant comparators over long- and medium-term horizons that the Company has not fully rebutted through its operational narrative.”

•	“Given that [Impactive’s] campaign has demonstrated credibility, appears to have contributed to a more favorable market reassessment, and has articulated a coherent set of concerns regarding oversight and capital allocation, shareholders are justified in concluding that direct Impactive representation on the board is appropriate.”

Egan-Jones recommended shareholders vote for the election of all three Impactive nominees, writing:3

•	“The three dissident nominees bring skills, experience, and ownership alignment that would meaningfully strengthen the Board's ability to evaluate strategic alternatives, including the potential spin-off of the Benefits segment, and to hold management accountable for operational performance.”

•	“WEX has materially underperformed its closest peers and the relevant benchmark index across multiple measurement periods under the current leadership team. Operating margins in the Mobility and Corporate Payments segments are declining and lag Corpay by a significant and widening margin. The company's acquisition-heavy capital allocation strategy has generated substantial debt without commensurate margin improvement or shareholder returns.”

•	“…despite a clear mandate from shareholders in the form of historically low director support votes at the 2025 Annual Meeting, the Board has made no structural changes, particularly with the combined CEO/chair role, that would credibly address the accountability deficit shareholders have identified.”

2 Permission to quote Glass Lewis was neither sought nor received. Emphasis added.

3 Permission to quote Egan-Jones was neither sought nor received. Emphasis added.

For more information, including how to vote for Impactive’s three nominees using the WHITE proxy card, please visit www.WakeUpWEX.com.

If you have any questions, require assistance in voting your WHITE universal proxy card, or need additional copies of Impactive’s proxy materials, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Stockholders may call toll-free: (877) 285-5990

Banks and Brokers call: (212) 297-0720

E-mail: info@okapipartners.com

Investor Contacts:

Bruce Goldfarb / Chuck Garske / Lisa Patel

Okapi Partners

(877) 285-5990

info@okapipartners.com

OR

info@impactivecapital.com

Media Contact:

Longacre Square Partners

impactive@longacresquare.com

ADDITIONAL INFORMATION

Impactive Capital Master Fund LP, together with the other participants in its proxy solicitation (collectively, “Impactive”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Impactive’s slate of highly qualified director candidates and the other proposals to be presented at the 2026 annual meeting of stockholders (the “Annual Meeting”) of WEX Inc., a Delaware corporation (“WEX” or the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Impactive’s proxy solicitation. These materials and other materials filed by Impactive with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Impactive with the SEC are also available, without charge, by directing a request to Impactive’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 285-5990 or via email at info@okapipartners.com.

Item 2: Also on April 27, 2026, Impactive posted the following material to www.WakeUpWEX.com: